Exhibit 4.7

DESCRIPTION OF SECURITIES REGISTERED PURSUANT TO SECTION 12 OF THE
SECURITIES EXCHANGE ACT OF 1934, AS AMENDED

The following description is a summary of the material terms of Akari Therapeutics, Plc (the “Company”) ordinary shares with a par value $0.0001 per share and American Depositary Shares (the “ADSs”), each representing 2,000 ordinary shares. This description also summarizes relevant provisions of English law. The following summary does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the applicable provisions of English law and the Company’s Amended and Restated Articles of Association (as amended from time to time), or the Articles, a copy of which is incorporated by reference as Exhibit 3.1 to the Annual Report on Form 10-K, of which this Exhibit 4.7 is a part. Refer to the Articles and the applicable provisions of English law for additional information.

DESCRIPTION OF SHARE CAPITAL

General

Our securities include (a) our ordinary shares, par value $0.0001 per share, and (b) our ADSs, each representing 2,000 ordinary shares. Our ordinary shares are registered under the Exchange Act not for trading, but only in connection with the listing of the ADSs on The Nasdaq Stock Market (“Nasdaq”).

Our ADSs are listed on Nasdaq under the trading symbol “AKTX.”

The following is a description of the rights of (i) the holders of ordinary shares and (ii) ADS holders. Ordinary shares underlying the outstanding ADSs are held by Deutsche Bank Trust Company Americas, as depositary.

Issued Share Capital

Our board of directors (the “Board”) is generally authorized to allot shares in the Company and to grant rights to subscribe for or to convert any security into shares in the Company up to an aggregate nominal amount of $3,500,000 until June 30, 2028, without seeking shareholder approval, subject to certain limitations.

Ordinary Shares

In accordance with the Articles, the following summarizes the rights of holders of, and attaching to, the Company’s ordinary shares:

•
each holder of the Company’s ordinary shares is entitled to one vote per ordinary share on all matters to be voted on by shareholders generally;

•
the holders of the Company’s ordinary shares shall be entitled to receive notice of, attend, speak and vote at the Company’s general meetings; and

•
holders of the Company’s ordinary shares are entitled to receive such dividends as are recommended by the directors and declared by the shareholders, to be justified by the distributable profits of the Company.

Articles of Association

A summary of certain key provisions of the Articles is set out below. The summary below is not a complete copy of the terms of the Articles. For further information, please refer to the full version of the Articles filed as Exhibit 3.1 to the Annual Report on Form 10-K.

The Articles contain no specific restrictions on the Company’s purpose and therefore, by virtue of section 31(1) of the Companies Act 2006, the Company’s purpose is unrestricted.

The Articles contain, among other things, provisions to the following effect:

Share Capital

The Company’s share capital currently consists of ordinary shares. The Board may, in accordance with section 551 of the Companies Act 2006, allot, grant options over, issue warrants to subscribe, offer or otherwise deal with or dispose of any shares of the Company to such persons, at such times and generally on such terms and conditions as they may determine, including issuing shares with such preferred or deferred rights as resolved by the Company in general meetings.

Voting

Holders of ordinary shares have one vote for each ordinary share held on all matters submitted to a vote of shareholders. These voting rights may be affected by the grant of any special voting rights to the holders of a class of shares with preferential rights that may be authorized in the future.

Modification of Rights

Whenever the Company’s share capital is divided into different classes of shares, the special rights attached to any class may be varied or abrogated with the consent in writing of the holders of at least three-fourths in nominal value of that class or with the sanction of a special resolution passed at a separate meeting of the holders of that class, but not otherwise. The quorum at any such meeting is two or more persons holding, or representing by proxy, at least one-third in nominal value of the issued shares in question.

Dividends

The Board may, subject to the provisions of the Companies Act 2006 and the Articles, from time to time, pay to the members such interim dividends as appear to the Board to be justified by the distributable profits of the Company.

Any dividend which has remained unclaimed for a period of twelve (12) years from the date on which such dividend becomes due for payment will, if the Board so resolve, be forfeited and cease to remain owing by the Company and will from then on belong to the Company absolutely. No dividend will bear interest as against the Company.

Liquidation

If the Company is wound up, whether the liquidation is voluntary, under supervision or by the court, the liquidator may, with the authority of a special resolution, divide among the members (excluding any holding shares or treasury shares) in specie the whole or part of the assets of the Company, whether or not the assets consist of property of one kind or of different kinds. For those purposes the liquidator may set such value as he deems fair upon any one or more class or classes of property and may determine how such division will be effected as between the members or different classes of members. If any such division is carried out otherwise than in accordance with the existing rights of the members, every member will have the same right of dissent and other ancillary rights as if such resolution were a special resolution passed in accordance with the Articles, Insolvency Act 1986. The liquidator may, with the same authority, vest any part of the assets in trustees upon such trusts for the benefit of members as the liquidator, with the same authority, thinks fit and the liquidation of the Company may be closed and the Company dissolved. No member will be compelled to accept any shares in respect of which there is a liability.

Transfer of Ordinary Shares

Each shareholder may transfer all or any of his or her shares which are in certificated form by means of an instrument of transfer in any usual form or in any other form which the Board may approve. The instrument must be executed by or on behalf of the transferor and (except in the case of a share which is fully paid up) by or on behalf of the transferee but need not be under seal.

Subject to applicable law, the Board may, refuse to register a transfer or a certified share unless the instrument of transfer:

•
is in respect of only one class of shares;

•
is in favor of not more than four joint transferees;
•
is duly stamped (if required);
•
is in compliance with all applicable rules and regulations; and
•
is lodged at the registered office of the Company or such other place as the Board may decide accompanied by the certificate for the shares to which it relates (except in the case of a transfer by a recognized person to whom no certificate was issued) and such other evidence (if any) as the Board may reasonably require to prove the title of the transferor and the due execution by him or her of the transfer or, if the transfer is executed by some other person on their behalf, the authority of that person to do so.

The Board may in its absolute discretion and without giving any reasons, refuse to register any transfer of a certificated share which is not fully paid, but this discretion may not be exercised in such a way as to prevent dealings in the shares from taking place on an open and proper basis.

Preemptive Rights

There are no rights of preemption under our Articles in respect of transfers of issued ordinary shares. In certain circumstances, our shareholders have preemptive rights with respect to new issuances of equity securities. However our Board is generally authorized to allot equity securities for cash without triggering shareholder preemptive rights, provided that this power shall (i) be limited to the allotment of equity securities up to an aggregate nominal amount of $3,500,000; and (ii) expire (unless previously revoked or varied by us), on June 30, 2028.

Alteration of Share Capital

The Company may, in accordance with the Companies Act 2006, by ordinary resolution:

•
consolidate and divide all or any of its share capital into shares of larger nominal value than its existing shares;
•
subdivide its shares, or any of them, into shares of smaller nominal value subject nevertheless to the Companies Act 2006 and all other statutes and secondary legislation for the time being in force relating to companies to the extent that they apply to the Company (the “Statutes”) and reclassify them, and so that the resolution by which any share is subdivided may determine that, as between the holders of the shares resulting from such subdivision, one or more of the shares may have any such preferred or other special rights over or may have such deferred rights or be subject to any such restrictions as compared with the others as the Company has power to attach to new shares; and
•
cancel any shares which, at the date of the passing of the resolution, have not been taken, or agreed to be taken, by any person, and diminish the amount of its share capital by the amount of the shares so cancelled.

The Company may from time to time by special resolution reduce its share capital, any redenomination reserve, capital redemption reserve or share premium account, and (if permitted by the Statutes) any other non distributable reserves in any manner authorized by the Statutes and diminish the amount of its share capital by the amount of the shares so cancelled.

Board of Directors

Appointment of Directors

Our directors are categorized into three classes: Class A directors, appointed as director of the Company for a one-year term, Class B directors, appointed as director of the Company for a two-year term, and Class C directors, appointed as director of the Company for a three-year term. Unless otherwise determined by the Company in general meeting, the number of directors is not subject to a maximum but must not be fewer than three directors.

The Company may from time to time by ordinary resolution increase or reduce the number of directors and may also determine in what rotation such increased or reduced number is to go out of office. The Company may, by ordinary resolution, appoint any person to be a director, either to fill a casual vacancy or as an additional director.

The Board and the Company in general meeting each have power at any time, and from time to time, to appoint any person to be a director, either to fill a casual vacancy or as an additional director, but so that the total number of directors does not at any time exceed the maximum number, if any, fixed by or in accordance with the Articles at any time. Subject to the provisions of the Statutes and of the Articles, any director so appointed by the directors holds office only until the conclusion of the next following annual general meeting and is eligible for reappointment at that meeting. Any director who retires under this regulation is not taken into account in determining the directors who are to retire by rotation at such meeting.

Each director shall retire at the next general meeting after the term of their office ends. A director retiring at a general meeting, if he or she is not re-appointed, retains office until the meeting appoints someone in their place or, if it does not do so, until the end of that meeting. The directors to retire in every year include, so far as necessary to obtain the required number, any director who wishes to retire and not to offer himself or herself for re-election. Any further directors so to retire are those who have been longest in office since their last appointment or reappointment but, as between persons who became or were last re-appointed directors on the same day, those to retire are determined by the Board at the recommendation of the chairman of the Board. A retiring director is eligible for re-appointment, subject as set out in the Articles.

In any two year period, a majority of the directors must stand for re-election or replacement. In the event that this majority has not been met and the number of directors eligible for retirement by rotation under the provisions of the Articles are not met, any further directors so to retire are those who have been longest in office since their last appointment or re-appointment but, as between persons who became or were last re-appointed directors on the same day, those to retire are determined by the Board at the recommendation of the chairman of the Board. A retiring director is eligible for re-appointment, subject as set out in the Articles.

Proceedings of Directors

Subject to the provisions of the Articles, the Board may regulate their proceedings as they deem appropriate. A director may, and the secretary at the request of a director shall, call a meeting of the directors.

No business may be transacted at any general meeting unless a quorum is present. Except as otherwise provided in the Articles, two persons entitled to vote at the meeting each being a member or a proxy for a member or a representative of a corporation which is a member, duly appointed as such in accordance with the Statutes, holding in the aggregate at least one-third (33 1/3 percent) of the Company's outstanding share capital, shall constitute a quorum. If at any time the Company only has one member, such member in person, by proxy or if a corporation by its representative, shall constitute a quorum.

Questions arising at any meeting are determined by a majority of votes. In case of an equality of votes, the chairman shall have a casting vote.

General Meetings

The Company must convene and hold annual general meetings once a year in accordance with the Companies Act 2006. Under the Companies Act 2006, an annual general meeting must be called by notice of at least 21 clear days and a general meeting must be called by notice of at least 14 clear days. The notice is exclusive of the day on which it is served, or deemed to be served, and of the day for which it is given.

No business shall be transacted at any general meeting unless a quorum is present when the meeting proceeds to business, but the absence of a quorum shall not preclude the choice or appointment of a chairperson of the meeting, which shall not be treated as part of the business of the meeting. Save as otherwise provided by the Articles, two persons entitled to vote at the meeting each being a member or a proxy for a member or a representative of a corporation which is a member, duly appointed as such in accordance with the Statutes, holding in the aggregate at least one-third (33 1/3 percent.) of the Company's outstanding share capital, shall constitute a quorum. If at any time the Company only has one member, such member in person, by proxy or if a corporation by its representative, shall constitute a quorum.

Borrowing Powers

Subject to the Articles and the Companies Act 2006, the Board may:

•
exercise all the powers of the Company to borrow money and to mortgage or charge its undertaking, property and uncalled capital, or any part of it, and subject to the provisions of the Statutes, to issue debentures and other securities whether outright or as collateral security for any debt, liability or obligation of the Company or of any third party;
•
secure or provide for the payment of any money to be borrowed or raised by a mortgage of or charge upon all or any part of the undertaking or property of the Company, both present and future, and upon any capital remaining unpaid upon the shares of the Company whether called up or not, or by any other security;
•
confer upon any mortgagees or persons in whom any debenture or security is vested such rights and powers as they think necessary or expedient;
•
vest any property of the Company in trustees for the purpose of securing any money so borrowed or raised and confer upon the trustees, or any receiver to be appointed by them, or by any debenture holder, such rights and powers as the Board may think necessary or expedient in relation to the undertaking or property of the Company or its management or realization, or the making, receiving, or enforcing of calls upon the members in respect of unpaid capital, and otherwise;
•
make and issue debentures to trustees for the purpose of further security and the Company may remunerate any such trustees;
•
give security for the payment of any money payable by the Company in same manner as for the payment of money borrowed or raised.

Capitalization of Profits

The directors may, with the authority of an ordinary resolution of the Company:

•
resolve to capitalize any undivided profits (including profits standing to the credit of any reserve) of the Company, whether or not they are available for distribution, or any sum standing to the credit of the Company's share premium account, redenomination reserve or capital redemption reserve;
•
appropriate the profits or sum resolved to be capitalized to the members in proportion to the nominal amount of ordinary shares, whether or not fully paid, held by them respectively, and apply such profits or sum on their behalf, either in or towards paying up the amounts, if any, for the time being unpaid on any shares held by such members respectively, or in paying up in full shares or debentures of the Company of a nominal amount equal to such profits or sum, and allot and distribute such shares or debentures credited as fully paid up, to and amongst such members, or as they may direct, in due proportion, or partly in one way and partly in the other;
•
resolve that any shares allotted under this regulation to any member in respect of a holding by him or her of any partly paid ordinary shares will, so long as such ordinary shares remain partly paid, rank for dividends only to the extent that such partly paid ordinary shares rank for dividend;
•
make such provisions by the issue of fractional certificates or by payment in cash or otherwise as the Board think fit for the case of shares or debentures becoming distributable under this regulation in fractions; and
•
authorize any person to enter on behalf of all the members concerned into an agreement with the Company providing for the allotment to them respectively, credited as fully paid up, of any shares or debentures to which they may be entitled upon such capitalization and any agreement made under such authority being effective and binding on all such members.

Uncertificated Shares

Under and subject to the Uncertificated Securities Regulations 2001 (SI 2001/3755) (the “Uncertificated Securities Regulations”), the Board may permit title to shares of any class to be evidenced otherwise than by certificate and title to shares of such a class to be transferred by means of a relevant system and may make arrangements for a class of shares (if all shares of that class are in all respects identical) to become a participating class. Title to shares of a particular class may only be evidenced otherwise than by a certificate where that class of shares is at the relevant time a participating class. The Board may also, subject to compliance with the Uncertificated Securities Regulations, determine at any time that title to any class of shares may from a date specified by the Board no longer be evidenced otherwise than by a certificate or that title to such a class shall cease to be transferred by means of any particular relevant system.

•
In relation to a class of shares which is a participating class and for so long as it remains a participating class, no provision of the Articles shall apply or have effect to the extent that it is inconsistent in any respect with:
•
the holding of shares of that class in uncertificated form;
•
the transfer of title to shares of that class by means of a relevant system; or
•
any provision of the Uncertificated Securities Regulations; and, without prejudice to the generality of this article, no provision of the Articles shall apply or have effect to the extent that it is in any respect inconsistent with the maintenance, keeping or entering up by the operator so long as that is permitted or required by the Uncertificated Securities Regulations, of an operator register of securities in respect of that class of shares in uncertificated form.

Shares of a class which is at the relevant time a participating class may be changed from uncertificated to certificated form, and from certificated to uncertificated form, in accordance with and subject as provided in the Uncertificated Securities Regulations.

If, under the Articles or the Statutes, the Company is entitled to sell, transfer or otherwise dispose of, forfeit, re-allot, accept the surrender of or otherwise enforce a lien over an uncertificated share, then, subject to the Articles and the Statute, such entitlement shall include the right of the Board to: (i) require the holder of the uncertificated share by notice in writing to change that share from uncertificated to certificated form within such period as may be specified in the notice and keep it as a certificated share for as long as the Board requires; (ii) appoint any person to take such other steps, by instruction given by means of a relevant system or otherwise, in the name of the holder of such share as may be required to effect the transfer of such share and such steps shall be as effective as if they had been taken by the registered holder of that share; and (iii) take such other action that the Board considers appropriate to achieve the sale, transfer, disposal, forfeiture, re-allotment or surrender of that share or otherwise to enforce a lien in respect of that share.

Unless the Board determines otherwise, shares which a member holds in uncertificated form shall be treated as separate holdings from any shares which that member holds in certificated form but a class of shares shall not be treated as two classes simply because some shares of that class are held in certificated form and others in uncertificated form.

DESCRIPTION OF AMERICAN DEPOSITARY SHARES

Stock Exchange Listing

The Company’s ADSs have been listed on the Nasdaq Stock Market under the symbol “AKTX” since September 21, 2015.

American Depositary Shares

Deutsche Bank Trust Company Americas, as depositary, registers and delivers the ADSs. Each ADS represents ownership of 2,000 ordinary shares deposited with Deutsche Bank AG, London Branch with principal office at Winchester House, 1 Great Winchester Street, London EC2N 2DB, U.K., as custodian for the depositary. Each ADS also represents ownership of any other securities, cash or other property, which may be held by the depositary. The depositary’s corporate trust office at which the ADSs will be administered is located at 1 Columbus Circle, New York, NY 10019, USA. The principal executive office of the depositary is located at 1 Columbus Circle, New York, NY 10019, USA.

The Direct Registration System (“DRS”) is a system administered by The Depository Trust Company (“DTC”) pursuant to which the depositary may register the ownership of uncertificated ADSs, which ownership shall be evidenced by periodic statements issued by the depositary to the ADS holders entitled thereto.

The Company does not treat ADS holders as shareholders and accordingly, ADS holders, do not have shareholder rights. English law governs shareholder rights. The depositary or its custodian is the holder of the ordinary shares underlying the ADSs. A holder of ADSs only has ADS holder rights. A deposit agreement among the Company, the depositary and the ADS holder, and the beneficial owners of ADSs sets out ADS holder rights as well as the rights and obligations of the depositary. The laws of the State of New York govern the deposit agreement and the ADSs.

Each holder of ADSs may hold their ADSs either (1) directly (a) by having an American Depositary Receipt (“ADR”) which is a certificate evidencing a specific number of ADSs, registered in the name of the holder, or (b) by holding ADSs in the DRS, or (2) indirectly through each holder’s broker or other financial institution. If one holds ADSs directly, then they are an ADS holder. The description set forth herein assumes that each holder holds their ADSs directly. If a holder holds the ADSs indirectly, they must rely on the procedures of their broker or other financial institution to assert the rights of ADS holders described in this section. Each holder of ADSs should consult with their broker or financial institution to find out what those procedures are.

The following is a summary of the material provisions of the deposit agreement.

Dividends and Other Distributions

The depositary has agreed to pay to ADS holders the cash dividends or other distributions it or the custodian receives on ordinary shares or other deposited securities, after deducting its fees and expenses. The holder of ADSs receives these distributions in proportion to the number of ordinary shares their ADSs represent as of the record date (which will be as close as practicable to the record date for our ordinary shares) set by the depositary with respect to the ADSs.

●
Cash. The depositary converts any cash dividend or other cash distribution we pay on the ordinary shares or any net proceeds from the sale of any ordinary shares, rights, securities or other entitlements into U.S. dollars if it can do so on a reasonable basis, and can transfer the U.S. dollars to the United States. If that is not possible or lawful or if any government approval is needed and cannot be obtained, the deposit agreement allows the depositary to distribute the foreign currency only to those ADS holders to whom it is possible to do so. The depositary holds the foreign currency it cannot convert for the account of the ADS holders who have not been paid. The depositary does not invest the foreign currency and is not liable for any interest.

●
Shares. The depositary may distribute additional ADSs representing any ordinary shares we distribute as a dividend or free distribution to the extent reasonably practicable and permissible under law. The depositary only distributes whole ADSs. It will try to sell ordinary shares which would require it to deliver a fractional ADS and distribute the net proceeds in the same way as it does with cash. If the depositary does not distribute additional ADSs, the outstanding ADSs will also represent the new ordinary shares. The depositary may sell a portion of the distributed ordinary shares sufficient to pay its fees and expenses in connection with that distribution.

●
Other Distributions. Subject to receipt of timely notice from us with the request to make any such distribution available to ADS holders, and provided the depositary has determined such distribution is lawful and reasonably practicable and feasible and in accordance with the terms of the deposit agreement, the depositary will send to ADS holders anything else we distribute on deposited securities by any means it thinks is legal, fair and practical. If it cannot make the distribution in that way, the depositary has a choice: it may decide to sell what we distributed and distribute the net proceeds in the same way as it does with cash; or, it may decide to hold what we distributed, in which case ADSs will also represent the newly distributed property. However, the depositary is not required to distribute any securities (other than ADSs) to ADS holders unless it receives satisfactory evidence from us that it is legal to make that distribution. The depositary may sell a portion of the distributed securities or property sufficient to pay its fees and expenses in connection with that distribution.

●
Rights to Purchase Additional Shares. If we offer holders of our ordinary shares any rights to subscribe for additional shares or any other rights, the depositary may after consultation with us and having received timely notice as described in the deposit agreement of such distribution by us, make these rights available to ADS holders. We must first instruct the depositary to make such rights available to ADS holders and furnish the depositary with satisfactory evidence that it is legal to do so. If the depositary decides it is not legal and practical to make the rights available but that it is practical to sell the rights, the depositary will use reasonable efforts to sell the rights and distribute the net proceeds in the same way as it does with cash. The depositary allows rights that are not distributed or sold to lapse. In that case, ADS holders receive no value for them. If the depositary makes rights available to ADS holders, it will exercise the rights and purchase the shares on ADS holders’ behalf. The depositary will then deposit the shares and deliver ADSs to ADS holders. The depositary only exercises rights if ADS holders pay it the exercise price and any other charges the rights require that ADS holders to pay. U.S. securities laws may restrict transfers and cancellation of the ADSs represented by shares purchased upon exercise of rights. For example, ADS holders may not be able to trade these ADSs freely in the United States. In this case, the depositary may deliver restricted depositary shares that have the same terms as the ADSs described in this section except for changes needed to put the necessary restrictions in place.

●
Elective Distributions in Cash or Shares. If we offer holders of our ordinary shares the option to receive dividends in either cash or shares, the depositary, after consultation with us and having received timely notice as described in the deposit agreement of such elective distribution by us, has discretion to determine to what extent such elective distribution will be made available to ADS holders. We must first instruct the depositary to make such elective distribution available to ADS holders and furnish it with satisfactory evidence that it is legal to do so. The depositary could decide it is not legal or reasonably practical to make such elective distribution available to ADS holders, or it could decide that it is only legal or reasonably practical to make such elective distribution available to some but not all holders of the ADSs. In such case, the depositary shall, on the basis of the same determination as is made in respect of the ordinary shares for which no election is made, distribute either cash in the same way as it does in a cash distribution, or additional ADSs representing ordinary shares in the same way as it does in a share distribution. The depositary is not obligated to make available to ADS holders a method to receive the elective dividend in shares rather than in ADSs. There can be no assurance that ADS holders will be given the opportunity to receive elective distributions on the same terms and conditions as the holders of ordinary shares.

The depositary is not responsible if it decides that it is unlawful or impractical to make a distribution available to any ADS holders. We have no obligation to register ADSs, shares, rights or other securities under the Securities Act. We also have no obligation to take any other action to permit the distribution of ADSs, shares, rights or anything else to ADS holders. This means that ADS holders may not receive the distributions we make on our ordinary shares or any value for them if it is illegal or impractical for us to make them available to ADS holders.

Deposit, Withdrawal and Cancellation

The depositary will deliver ADSs if an ADS holder or its broker deposit ordinary shares or evidence of rights to receive ordinary shares with the custodian. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will register the appropriate number of ADSs in the names the ADS holder requests and will deliver the ADSs to or upon the order of the person or persons entitled thereto.

ADS holders may turn in ADSs at the depositary’s corporate trust office or by providing appropriate instructions to such holder’s broker. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will deliver the ordinary shares and any other deposited securities underlying the ADSs to the holder or someone else designated by the ADS holder at the office of the custodian. Or, at an ADS holder’s request, risk and expense, the depositary will deliver the deposited securities at its corporate trust office, if feasible.

The depositary may refuse to accept for surrender ADSs only in the case of (i) temporary delays caused by closing our transfer books or those of the depositary or the deposit of our ordinary shares in connection with voting at a shareholders’ meeting or the payment of dividends, (ii) the payment of fees, taxes and similar charges and (iii) compliance with any laws or governmental regulations relating to depositary receipts or to the withdrawal of deposited securities. Subject thereto, in the case of surrender of a number of ADSs representing other than a whole number of our ordinary shares, the depositary will cause ownership of the appropriate whole number of our ordinary shares to be delivered in accordance with the terms of the deposit agreement and will, at the discretion of the depositary, either (i) issue and deliver to the person surrendering such ADSs a new ADS representing any remaining fractional ordinary share or (ii) sell or cause to be sold the fractional ordinary shares represented by the ADSs surrendered and remit the proceeds of such sale (net of applicable fees and charges of, and expenses incurred by, the depositary and taxes and/or governmental charges) to the person surrendering the ADS.

Further, an ADR may be surrendered to the depositary for the purpose of exchanging the ADR for uncertificated ADSs. The depositary will cancel that ADR and will send the holder a statement confirming that they are the owner of uncertificated ADSs. Alternatively, upon receipt by the depositary of a proper instruction from a holder of uncertificated ADSs requesting the exchange of uncertificated ADSs for certificated ADSs, the depositary will execute and deliver to the holder, an ADR evidencing those ADSs.

Voting Rights

ADS holders may instruct the depositary how to vote the number of deposited shares their ADSs represent. Otherwise, an ADS holder can exercise their right to vote directly if the holder withdraws the ordinary shares their ADSs represent. However, an ADS holder may not know about the meeting enough in advance to withdraw the ordinary shares.

If the Company asks an ADS holder for their instructions and upon timely notice from the Company, as described in the deposit agreement, the depositary will notify the holder of the upcoming vote and arrange to deliver the Company’s voting materials to such ADS holder. The materials will (1) describe the matters to be voted on and (2) explain how the ADS holder may instruct the depositary to vote the ordinary shares or other deposited securities underlying the holder’s ADSs as they direct. The Company cannot assure holders of ADSs that they will receive the voting materials in time to ensure that they can instruct the depositary to vote the ordinary shares underlying their ADSs. In addition, the depositary and its agents are not responsible for failing to carry out voting instructions or for the manner of carrying out voting instructions. This means that an ADS holder may not be able to exercise their right to vote and they may have no recourse if the ordinary shares underlying such ADSs are not voted as requested.

In order to give ADS holders a reasonable opportunity to instruct the depositary as to the exercise of voting rights relating to deposited securities, if the Company requests the depositary to act, they are required to give the depositary 30 days’ advance notice of any such meeting and details concerning the matters to be voted upon sufficiently in advance of the meeting date, and the depositary will mail the ADS holders a notice.

Fees and Expenses

ADS holders will be required to pay the following fees to the depositary under the terms of the deposit agreement::

Issuance of ADSs, including issuances resulting from a distribution of shares or rights or other property	Up to $0.05 per ADS issued
Cancellation of ADSs, including in the case of termination of the Up to $0.05 per ADS cancelled deposit agreement	Up to $0.05 per ADS cancelled
Distribution of cash dividends or other cash distributions	Up to $0.02 per ADS held
Distribution of ADSs pursuant to share dividends, free share distributions or exercise of rights	Up to $0.05 per ADS held
Operation and maintenance costs in administering the ADSs	An annual fee of $0.02 per ADS held
Inspections of the relevant share register maintained by the local registrar and/or performing due diligence on the central securities depository for England and Wales

An annual fee of $0.01 per ADS held (such fee to be assessed against holders of record as at the date or dates set by the depositary as it sees fit and collected at the sole discretion of the depositary by billing such holders for such fee or by deducting such fee from one or more cash dividends or other cash distributions)

Payment of Taxes

Each ADS holder is responsible for any taxes or other governmental charges payable on their ADSs or on the deposited securities represented by any of their ADSs. The depositary may refuse to register any transfer of such holder’s ADSs or allow the holder to withdraw the deposited securities represented by their ADSs until such taxes or other charges are paid. It may apply payments owed to the ADS holder or sell deposited securities represented by the holder’s ADSs to pay any taxes owed and such holder will remain liable for any deficiency. If the depositary sells deposited securities, it will, if appropriate, reduce the number of ADSs to reflect the sale and pay to the ADS holder any net proceeds, or send to such holder any property, remaining after it has paid the taxes. Each ADS holder agrees to indemnify the Company, the depositary, the custodian and each of our and their respective agents, directors, employees and affiliates for, and hold each of them harmless from, any claims with respect to taxes (including applicable interest and penalties thereon) arising from any tax benefit obtained for the ADS holder.

Amendment and Termination

The Company may agree with the depositary to amend the deposit agreement and the ADRs without the ADS holder’s consent for any reason. If an amendment adds or increases fees or charges, except for taxes and other governmental charges or expenses of the depositary for registration fees, facsimile costs, delivery charges or similar items, or prejudices a substantial right of ADS holders, it will not become effective for outstanding ADSs until thirty (30) days after the depositary notifies ADS holders of the amendment. At the time an amendment becomes effective, an ADS holder is considered, by virtue of continuing to hold ADSs, to have agreed to the amendment and to be bound by the ADRs and the deposit agreement as amended.

The depositary will terminate the deposit agreement if we ask it to do so, in which case the depositary will give notice to the ADS holders at least 90 days prior to termination. The depositary may also terminate the deposit agreement if the depositary has told us that it would like to resign and we have not appointed a new depositary within 90 days. In such case, the depositary must notify ADS holders at least 30 days before termination. After termination, the depositary and its agents will do the following under the deposit agreement but nothing else: collect distributions on the deposited securities, sell rights and other property and deliver ordinary shares and other deposited securities upon cancellation of ADSs after payment of any fees, charges, taxes or other governmental charges. Six months or more after termination, the depositary may sell any remaining deposited securities by public or private sale. After that, the depositary will hold the money it received on the sale, as well as any other cash it is holding under the deposit agreement, for the pro rata benefit of the ADS holders that have not surrendered their ADSs. It will not invest the money and has no liability for interest. The depositary’s only obligations will be to account for the money and other cash. After termination, our only obligations will be to indemnify the depositary and to pay fees and expenses of the depositary that we agreed to pay.

Limitations on Obligations and Liability

Limits on the Company’s Obligations and the Obligations of the Depositary; Limits on Liability to Holders of ADSs

The deposit agreement expressly limits the Company’s obligations and the obligations of the depositary. It also limits the Company’s liability and the liability of the depositary. The Company and the depositary:

●
are only obligated to take the actions specifically set forth in the deposit agreement without gross negligence or willful misconduct;

●
are not liable if either of us is prevented or delayed by law or circumstances beyond our control from performing our obligations under the deposit agreement, including, without limitation, requirements of any present or future law, regulation, governmental or regulatory authority or share exchange of any applicable jurisdiction, any present or future provisions of our memorandum and articles of association, on account of possible civil or criminal penalties or restraint, any provisions of or governing the deposited securities or any act of God, war or other circumstances beyond our control as set forth in the deposit agreement;

●
are not liable if either of us exercises, or fails to exercise, discretion permitted under the deposit agreement;

●
have no obligation to become involved in a lawsuit or other proceeding related to the ADSs or the deposit agreement on an ADS holder’s behalf or on behalf of any other party;

●
may rely upon any documents we believe in good faith to be genuine and to have been signed or presented by the proper party;

●
disclaim any liability for any action/inaction in reliance on the advice or information of legal counsel, accountants, any person presenting ordinary shares for deposit, holders and beneficial owners (or authorized representatives) of ADSs, or any person believed in good faith to be competent to give such advice or information;

●
disclaim any liability for inability of any holder to benefit from any distribution, offering, right or other benefit made available to holders of deposited securities but not made available to holders of ADSs; and

●
disclaim any liability for any indirect, special, punitive or consequential damages.

The depositary and any of its agents also disclaim any liability for any failure to carry out any instructions to vote, the manner in which any vote is cast or the effect of any vote or failure to determine that any distribution or action may be lawful or reasonably practicable or for allowing any rights to lapse in accordance with the provisions of the deposit agreement, the failure or timeliness of any notice from us, the content of any information submitted to it by us for distribution to the ADS holders or for any inaccuracy of any translation thereof, any investment risk associated with the acquisition of an interest in the deposited securities, the validity or worth of the deposited securities, the credit-worthiness of any third party, or for any tax consequences that may result from ownership of ADSs, ordinary shares or deposited securities.

In the deposit agreement, the Company and the depositary agree to indemnify each other under certain circumstances.

Requirements for Depositary Actions

Before the depositary will issue, deliver or register a transfer of an ADS, make a distribution on an ADS, or permit withdrawal of ordinary shares, the depositary may require:

●
payment of stock transfer or other taxes or other governmental charges and transfer or registration fees charged by third parties for the transfer of any ordinary shares or other deposited securities and payment of the applicable fees, expenses and charges of the depositary;

●
satisfactory proof of the identity and genuineness of any signature or other information it deems necessary; and

●
compliance with regulations it may establish, from time to time, consistent with the deposit agreement, including presentation of transfer documents.

The depositary may refuse to issue and deliver ADSs or register transfers of ADSs generally when the register of the depositary or our transfer books are closed or at any time if the depositary or we think it is necessary or advisable to do so.

An ADS Holder’s Right to Receive the Shares Underlying such ADSs

ADS holders have the right to cancel their ADSs and withdraw the underlying shares at any time except:

●
when temporary delays arise because: (1) the depositary has closed its transfer books or we have closed our transfer books; (2) the transfer of ordinary shares is blocked to permit voting at a shareholders’ meeting; or (3) we are paying a dividend on our ordinary shares;

●
when an ADS holder owes money to pay fees, taxes and similar charges; or

●
when it is necessary to prohibit withdrawals in order to comply with any laws or governmental regulations that apply to ADSs or to the withdrawal of ordinary shares or other deposited securities.

This right of withdrawal may not be limited by any other provision of the deposit agreement.

Direct Registration System

In the deposit agreement, all parties to the deposit agreement acknowledge that the DRS and Profile Modification System (“Profile”) will apply to uncertificated ADSs upon acceptance thereof to DRS by DTC. DRS is the system administered by DTC pursuant to which the depositary may register the ownership of uncertificated ADSs, which ownership shall be evidenced by periodic statements issued by the depositary to the ADS holders entitled thereto. Profile is a required feature of DRS which allows a DTC participant, claiming to act on behalf of an ADS holder, to direct the depositary to register a transfer of those ADSs to DTC or its nominee and to deliver those ADSs to the DTC account of that DTC participant without receipt by the depositary of prior authorization from the ADS holder to register such transfer.

In connection with and in accordance with the arrangements and procedures relating to DRS/Profile, the parties to the deposit agreement understand that the depositary will not verify, determine or otherwise ascertain that the DTC participant which is claiming to be acting on behalf of an ADS holder in requesting registration of transfer and delivery described in the paragraph above has the actual authority to act on behalf of the ADS holder (notwithstanding any requirements under the Uniform Commercial Code). In the deposit agreement, the parties agree that the depositary’s reliance on, and compliance with, instructions received by the depositary through the DRS/Profile system and in accordance with the deposit agreement, shall not constitute negligence or bad faith on the part of the depositary.

Pre-release of ADSs

The deposit agreement permits the depositary to deliver ADSs before deposit of the underlying ordinary shares. This is called a pre-release of the ADSs. The depositary may also deliver ordinary shares upon cancellation of pre-released ADSs (even if the ADSs are cancelled before the pre-release transaction has been closed out). A pre-release is closed out as soon as the underlying ordinary shares are delivered to the depositary. The depositary may receive ADSs instead of ordinary shares to close out a pre-release. The depositary may pre-release ADSs only under the following conditions: (1) before or at the time of the pre-release, the person to whom the pre-release is being made represents to the depositary in writing that it or its customer (a) owns the ordinary shares or ADSs to be deposited, (b) assigns all beneficial rights, title and interest in such ordinary shares or ADSs to the depositary for the benefit of the owners, (c) will not take any action with respect to such ordinary shares or ADSs that is inconsistent with the transfer of beneficial ownership, (d) indicates the depositary as owner of such ordinary shares or ADSs in its records, and (e) unconditionally guarantees to deliver such ordinary shares or ADSs to the depositary or the custodian, as the case may be; (2) the pre-release is fully collateralized with cash or other collateral that the depositary considers appropriate; and (3) the depositary must be able to close out the pre-release on not more than five business days’ notice. Each pre-release is subject to further indemnities and credit regulations as the depositary considers appropriate. In addition, the depositary will normally limit the number of ADSs that may be outstanding at any time as a result of pre-release to 30% of the aggregate number of ADSs then outstanding, although the depositary, in its sole discretion, may disregard the limit from time to time, if it thinks it is appropriate to do so, including (1) due to a decrease in the aggregate number of ADSs outstanding that causes existing pre-release transactions to temporarily exceed the limit stated above or (2) where otherwise required by market conditions. The depositary may also set limits with respect to the number of ADSs and shares involved in pre-release transactions with any one person on a case-by-case basis as it deems appropriate.